Exhibit 99.1
CUYAHOGA FALLS, Ohio, June 7, 2012 -- Associated Materials, LLC today announced the appointment of James Kenyon as Senior Vice President and Chief Human Resources Officer. Mr. Kenyon, previously Vice President, Human Resources at Rexnord Corporation’s Water Management Platform, brings over 20 years of management experience in manufacturing companies.
Jerry W. Burris, President and Chief Executive Officer, stated, "We are excited that Jim will be leading the AMI human resource organization.  He will play an integral role in linking organizational design to our business strategies that will help us support and drive sustainable profitable growth. Jim's knowledge of organizational design, lean methodologies and talent management will provide valuable leadership to the organization as we continue to strengthen and grow our business."
Mr. Kenyon earned a masters degree in Organizational Development from Bowling Green State University and a Bachelors in Business Administration from Cleveland State University.  Prior to joining Associated Materials, Mr. Kenyon served in various management positions at OM Group and Danaher Corporation.
About Associated Materials
The Company is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada.  The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, aluminum trim coil and aluminum and steel siding and accessories, which are produced at the Company's 11 manufacturing facilities. The Company also sells complementary products that are manufactured by third parties, such as roofing materials, insulation, exterior doors, vinyl siding in a shake and scallop design and installation equipment and tools that are primarily distributed through its company-operated supply centers. The Company's products are sold primarily through its extensive dual-distribution network, consisting of 121 company-operated supply centers, through which it sells directly to its contractor customers, and the Company's direct sales channel, through which it sells to approximately 250 independent distributors and dealers, who then sell to their customers. The Company maintains a website at http://www.associatedmaterials.com.
SOURCE Associated Materials, LLC